Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in this Registration Statement on Form S-3 of Pioneer Southwest Energy Partners L.P. and in the related Prospectus (collectively, the “Registration Statement”) of all references to our firm and information from our audit letter dated January 31, 2011, included in or made a part of the Annual Report on Form 10-K of Pioneer Southwest Energy Partners L.P. for the year ended December 31, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ G. Lance Binder
G. Lance Binder, P.E. Executive Vice President

Dallas, Texas

November 18, 2011